                            LMS MEDICAL SYSTEMS INC.

                  DIRECTORS' DEFERRED SHARE UNIT AND STOCK PLAN
                             (AMENDED AND RESTATED)

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                                Table of Contents

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SECTION 1. GENERAL PROVISIONS

1.1   PURPOSE

      The purpose of the LMS Medical Systems Inc. Directors' Deferred Share Unit
and Stock Plan is to promote a greater alignment of interests between directors of the Corporation and the shareholders of the Corporation.

1.2   DEFINITIONS

      As used in the Plan, the following terms have the following meanings:

      (a)   "Board" means the Board of Directors of the Corporation;

      (b)   "Business Day" means any day, other than a Saturday or a Sunday, on which the Toronto Stock Exchange is open for trading;

      (c)   "Committee" means the Compensation Committee of the Board, or such other persons designated by the Board;

      (d)   "Common Share" means a common share in the capital of the
            Corporation;

      (e)   "Corporation" means LMS Medical Systems Inc.;

      (f)   "Deferred Share Unit" means a right granted by the Corporation to an
            Eligible Director to receive, on a deferred payment basis, a Common
            Share or the cash equivalent of a Common Share on the terms contained herein;

      (g)   "Director's Quarterly Remuneration" means such remuneration (other than reimbursement of expenses) as designated by the Committee as payable pursuant to the Plan payable by the Corporation to an
            Eligible Director for services rendered to the Corporation in any fiscal quarter;

      (h)   "Eligible Director" means all non-employee members of the Board of the Corporation or of the board of directors of any wholly-owned subsidiary of the Corporation designated by the Committee;

      (i)   "Fair Market Value" at any date means the simple average of the closing prices of the Common Shares on the Toronto Stock Exchange
            (or, if such shares are not then listed and posted for trading on the Toronto Stock Exchange, on such other stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Committee) for the five Business
            Days ending on such date (or if such date is not a Business Day, for the five Business Days ending on the last Business Day immediately preceding such date). If the Common Shares are not listed on the
            Toronto Stock Exchange, the Fair Market Value shall be the value determined by the Committee based on the price per Common Share on any other stock exchange or public exchange on which the Common
            Shares are listed, or if the Common Shares are not listed on any public exchange, by the Committee in its sole discretion acting in good faith;

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      (j)   "Filing Date" has the meaning ascribed to that term in paragraph
            2.4(a);

      (k)   "Final Payment" has the meaning ascribed to that term in paragraph
            2.4(a);

      (l)   "Plan" means the LMS Medical Systems Inc. Directors' Deferred Share
            Unit and Stock Plan, as amended from time to time; and

      (m)   "Treasury Common Shares" means Common Shares issued from the treasury of the Corporation in lieu of cash compensation.

1.3   EFFECTIVE DATE

      The Plan shall be effective February 10, 2005 with respect to the
Director's Quarterly Remuneration payable commencing in and with respect to the
2005 fiscal year; provided that no Treasury Common Shares may be issued under the Plan until and unless all required regulatory and shareholder approvals have been obtained with respect to the issuance of Treasury Common Shares hereunder.

1.4   ADMINISTRATION

      The Committee shall, in its sole and absolute discretion, but subject to applicable corporate, securities and tax law requirements: (i) Interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; and (iii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Director. The Board may establish policies respecting minimum ownership of Common Shares of the Corporation by Eligible
Directors and the ability to elect Deferred Share Units to satisfy any such policy.

1.5   GOVERNING LAW; SUBJECT TO APPLICABLE REGULATORY RULES

      The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The provisions of the Plan shall be subject to the applicable by-laws, rules and policies of the Toronto Stock Exchange and applicable securities legislation.

SECTION 2. DEFERRED SHARE UNITS

2.1   PAYMENT OF DIRECTORS' QUARTERLY REMUNERATION

      Subject to such rules, approvals and conditions as the Committee may impose, payment of the Director's Quarterly Remuneration payable to each
Eligible Director shall be deferred and each such Eligible Director shall instead be credited with Deferred Share Units.

      (a)   Payment of Director's Quarterly Remuneration. The Director's
            Quarterly Remuneration shall be credited as Deferred Share Units on the last Business Day

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            of each fiscal quarter for which Director's Quarterly Remuneration is payable, provided however that if the crediting of Deferred Share
            Units on any date would be prohibited by applicable securities laws or any policies of the Corporation in respect of trading in securities, the Deferred Share Units shall be credited effective the first Business Day thereafter on which trading in the Corporation's securities is not prohibited.

      (b)   Deferred Share Units. Deferred Share Units granted pursuant to the
            Plan shall be credited to an account maintained for the Eligible
            Director by the Corporation. The number of Deferred Share Units
            (including fractional Deferred Share Units) to be credited on each of the dates prescribed by paragraph 2.l(a) shall be determined by dividing the amount of the Director's Quarterly Remuneration to be deferred into Deferred Share Units on such date by the Fair Market
            Value per Common Share on such date.

      (c)   Dividends on Deferred Share Units. When dividends are paid on Common
            Shares, an Eligible Director shall be credited with dividend equivalents in respect of Deferred Share Units credited to the
            Eligible Director's account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share
            Units) based on the Fair Market Value per Common Share on the date credited.

2.2   MAXIMUM NUMBER OF TREASURY COMMON SHARES

      Notwithstanding any provision herein, the aggregate number of Treasury
Common Shares renewed for issuance under the Plan shall not exceed 125,000
Treasury Common Shares or such greater number of Treasury Common Shares as shall have been duly approved by the Board and, if required by the rules or policies of the Toronto Stock Exchange or any other stock exchange on which the Common
Shares of the Corporation may then be listed, by the shareholders of the
Corporation. No fractional Treasury Common Shares may be issued under the Plan.

2.3   ADJUSTMENTS AND REORGANIZATIONS

      In the event of any stock dividend, stock split, stock consolidation, combination, reclassification or exchange of shares, including without limitation, by way of arrangement, amalgamation, merger, spin-off or other distribution (other than normal cash dividends) of the Corporation's assets to shareholders, or any other change in the capital of the Corporation affecting
Common Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Deferred Share Units then outstanding under the Plan.

2.4   TERMINATION OF SERVICE

      (a)   Termination of Service. An Eligible Director who has retired from all positions as a director of the Corporation and any subsidiary of the Corporation, or who, except as a result of death, has otherwise ceased to hold any such positions with

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            the Corporation and any such subsidiaries, may redeem the Deferred
            Share Units credited to the Eligible Director's account by filing with the Secretary of the Corporation a notice of redemption of the
            Deferred Share Units in a form acceptable to the Secretary (acting reasonably) within 180 days of the date on which the Eligible
            Director retires from or otherwise ceases to hold such positions. If the Eligible Director fails to file a notice of redemption of the
            Deferred Share Units within 180 days, the Eligible Director shall be deemed to have filed with the Secretary of the Corporation a notice of redemption on the last day of such 180-day period. The date on which a notice of redemption is filed or deemed to be filed with the
            Secretary of the Corporation is the `Filing Date'. Upon receipt or deemed receipt of the Eligible Director's notice of redemption, the
            Corporation shall calculate the aggregate amount payable to the
            Eligible Director (the "Final Payment"), which shall be equal to the number of Deferred Share Units credited to the Eligible Director's account as of the Filing Date multiplied by the Fair Market Value per Common Share as of the Filing Date. Within seven Business Days following the Filing Date, the Corporation shall make the Final
            Payment, net of any requisite statutory withholdings, to the
            Eligible Director by means of: (i) cash; or (ii) Treasury Common
            Shares in such number as hereinafter determined; or (iii) a combination of cash and Treasury Common Shares; in each instance, as will be determined by the Corporation in its sole discretion. The number of Treasury Common Shares to be issued, if such payment alternative applies, (and for which the Eligible Director shall be deemed to have subscribed for) shall be equal to the quotient obtained by dividing (I) the Final Payment less any requisite statutory withholdings (and if applicable, less the amount of any cash payment); by (II) the Fair Market Value per Common Share as of
            the Filing Date. The Corporation shall remit all requisite statutory withholdings in respect of the Final Payment in a timely manner.

      (b)   Death of Eligible Director. In the event of the death of an Eligible
            Director, the Corporation shall, within 90 days of the Eligible
            Director's death, make the Final Payment, net of any requisite statutory withholdings, to or for the benefit of the legal representative or beneficiary of the Eligible Director in cash and/or Treasury Common Shares. For purposes of this subsection
            2.4(b), the Final Payment and the method of payment thereof, including the number of Treasury Common Shares issuable (if any), shall be determined and calculated on the basis set forth in subsection 2.4(a) save and except that the Filing Date shall be deemed to be the date of death of the Eligible Director. If permitted by applicable law, the Eligible Director may appoint a beneficiary of his or her rights under the Plan.

      (c)   Shareholder Approval of Plan. Notwithstanding any other provision of this Plan, no Treasury Common Shares may be issued pursuant to subsection 2.4(a) or (b) of the Plan until the Plan has received the approval of the shareholders of the Corporation in accordance with the requirements of the Toronto Stock Exchange.

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SECTION 3. GENERAL

3.1   TRANSFERABILITY OF AWARDS

      Rights respecting Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

3.2   UNFUNDED PLAN

      Unless otherwise determined by the Committee, the Plan shall be unfunded.
To the extent any individual holds any rights under the Plan, such rights
(unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation. A holder of Deferred
Share Units shall not have any rights as a shareholder of the Corporation with respect to any of the Treasury Common Shares which may be issuable pursuant to the Deferred Share Units so held, whether voting, rights on liquidation or otherwise.

3.3   SUCCESSORS AND ASSIGNS

      The Plan shall be binding on all successors and assigns of the Corporation and an Eligible Director, including without limitation, the estate of such
Eligible Director and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Corporation's or Eligible
Director's creditors.

3.4   PLAN AMENDMENT

      Subject to any necessary approval of the Toronto Stock Exchange or any other stock exchange on which the Common Shares may then be listed, the Board may from time to time amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to Deferred Share Units to which the Eligible Director is then entitled under the Plan.

3.5   PLAN TERMINATION

      The Board may terminate the Plan at any time, but no such termination shall, without the consent of the Eligible Director or unless required by law, adversely affect the rights of an Eligible Director with respect to Deferred
Share Units to which the Eligible Director is then entitled under the Plan.

3.6   INSIDER PARTICIPATION

      The maximum number of Common Shares issuable to insiders (as defined in the Securities Act (Ontario)) under the Plan and/or any other previously established or proposed share compensation arrangement within a one-year period shall be 10% of the number of shares issued and outstanding. The maximum number of Common Shares issuable to any one insider under the Plan and/or any other previously established or proposed share compensation arrangement within a one-year period shall be 5% of the number of shares issued and outstanding.

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Adopted by the Board of Directors this 10th day of February, 2005, as amended and restated this 7th day of November, 2005.